Exhibit 10.3

[Letterhead of Alabama Aircraft Industries, Inc.]

January 21, 2008

Mr. Ronald A. Aramini

1943 North 50th Street

Birmingham, Alabama 35212

Dear Ron:

On December 31, 2007, the term of your Amended And Restated Employment Agreement (“Employment Agreement”) with Alabama Aircraft Industries, Inc., formerly named Pemco Aviation Group, Inc., (the “Company”) expired. The purpose of this letter is to confirm the following terms and conditions of your continued employment as President and Chief Executive Officer of the Company:

1.	Position, Duties and Location. As President and Chief Executive Officer of the Company, you have those powers and duties normally associated with the position of President and Chief Executive Officer and such other powers and duties as may be prescribed by the Board of Directors of the Company. You will be based at the Company’s headquarters located in Birmingham, Alabama.

2.	Annual Base Salary and Stock Options. Your annual base salary will be $285,000. You will retain all stock options that have been awarded to you with or without regard to your Employment Agreement, and any such options that are not fully vested shall continue to vest in accordance with the terms under which they were awarded. Going forward, additional grants of stock options are at the discretion of the Board of Directors of the Company and also are subject to the applicable terms and provisions of the Company’s stock option program.

3.	Incentive Bonus Compensation. You will be eligible to participate in the Company’s executive incentive compensation program under which bonus awards are based upon individual performance and the performance of the Company. Your target bonus will be 100% of your base salary, and you may earn up to 150% of your target bonus. All incentive bonuses are at the discretion of the Board of Directors of the Company, and there is no guarantee that any incentive bonuses actually will be paid.

4.

Change of Control. In the event of a “Change of Control” of the Company as defined in EXHIBIT A hereto, all of your non-vested stock options shall immediately become 100% vested. If (i) your Company employment is involuntarily terminated by the Company during the 270-day period that immediately follows such a Change of Control or (ii) you voluntarily trigger a “Good Reason Separation” from your Company employment during the 270-day period that immediately follows a Change of Control, you will receive payment of your annual base salary, in the amount specified in Paragraph 2, above, for the 365-day period that begins as of the date your employment terminates under this sentence, with any such payment to be made in accordance with

Company payroll procedures that apply to employees who have not terminated Company employment as of the date of this letter. For the purposes of this Paragraph 4, “Good Reason Separation” means your employment separation following the initial existence of one or more of the following conditions arising without your consent: (a) a material diminution in your base compensation; (b) a material diminution in your authority, duties, or responsibilities; (c) a requirement that you report to a corporate officer or employee instead of reporting directly to the board of directors of a corporation (or similar governing body with respect to an entity other than a corporation); (d) a material diminution in the budget over which you retain authority; (e) a material change in the geographic location at which you must perform the services; and/or (f) any other action or inaction that constitutes a material breach by the Company of the terms and conditions of your employment with the Company. Notwithstanding the foregoing terms and provisions of this Paragraph 4, you must provide notice to the Company of the existence of the condition described above in this Paragraph 4 within a period not to exceed 90 days of the initial existence of the condition, upon the notice of which the Company must be provided a period of at least 30 days during which it may remedy the condition and not be required to pay benefits to you under this Paragraph 4.

5.	Expenses. The Company shall promptly reimburse you for all reasonable business expenses upon the timely presentation of reasonably itemized statements of such expenses in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all executive officers of the Company. All expenses must be submitted within 30 days of incurrence. To the extent required for compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and applicable guidance and regulations issued thereunder by the Internal Revenue Service (collectively hereinafter referred to as “Section 409A”), each reimbursement amount shall be paid by the Company no later than March 15 of the year following the year in which the expense was incurred.

6.	Compliance with Section 409A. To the extent applicable, you and the Company intend that the terms and condition of your employment set forth herein shall meet an exemption from or comply with Section 409A. If and to the extent the Company shall determine that such terms and conditions may result in the failure of amounts payable as provided herein to comply with the requirements of Code Section 409A, the Company shall take such unilateral action as it deems necessary or advisable, including without limitation, (i) any amendment or modification of the terms and conditions of your employment to conform them to the requirements of Code Section 409A (including, without limitation, any amendment or modification of the terms applicable to the timing or form of any payments), (ii) pay to you immediately or in a lump sum any amount otherwise payable to you, provided such payment does not violate Code Section 409A, and/or (iii) delay payment of any amounts until such amounts would otherwise not violate Code Section 409A. Any such amendment or modification made under the immediately preceding sentence may adversely affect your rights without your consent. Notwithstanding any provision of this Agreement to the contrary, in the event you are a “specified employee” (as defined in Section 409A), payments otherwise payable to you within the six (6) months following a “separation from service” (as defined in Section 409A) cannot commence until the earlier of (a) the lapse of six (6) months after a “separation from service” or (b) the date of your death. Furthermore, the first six (6) months of any such payments of deferred compensation that are delayed due to your status as a specified employee (if any) shall be paid at the beginning of the seventh month following your separation from service. All remaining payments shall be made as would ordinarily have been made under the terms and conditions of your employment set forth herein.

7	Vacation. You will be entitled to the number of weeks of vacation per year provided to the Company’s executive officers under the Company’s executive vacation policy; provided, however, that your vacation shall not be less than three weeks per calendar year.

8.	Employee Benefit Programs. You will be eligible to continue to participate in the general employee benefit programs offered by the Company to its officers and/or employees, including health and retirement programs. Eligibility for participation in and receipt of benefits under the Company’s benefit programs is governed by the terms, provisions and rules of the benefit programs, and the benefit programs are subject to change by the Company at any time.

9.	Board Fees. You will be eligible to receive Board Fees in accordance with applicable policies established by the Board of Directors of the Company.

10.	No Employment Agreement. Your Company employment will be on an at-will basis on and after January 1, 2008. This means that either you or the Company may end the employment relationship at any time, with or without notice or cause. By signing below, you and we acknowledge that this letter is intended neither to change the at-will nature of our relationship nor to create an employment contract between you and the Company.

The Board of Directors of the Company recognizes the key leadership role you will continue to play, the importance of your work and contributions to the Company’s financial recovery and success, and the significant work that remains to be done. Please feel free to contact me with any questions.

Very truly yours,

/s/ H.T. Bowling
Harold T. Bowling
Chair, Compensation Committee of Alabama Aircraft Industries, Inc., formerly named Pemco Aviation Group, Inc.

Accepted:

/s/ Ronald A. Aramini
Ronald A. Aramini

Date: 1/21/08

EXHIBIT A

Change of Control

A “Change of Control” shall occur if:

(a) the individuals who, as of December 1, 1999, constitute the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to December 1, 1999 whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such an individual were a member of the Incumbent Board; or

(b) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended), other than any such individual, entity or group which includes a member of the Incumbent Board, acquires (directly or indirectly) the beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of more than 50% of the voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (“Voting Power”); or

(c) consummation of a merger or consolidation involving the Company, or a sale or disposition of all or substantially all of the Company’s assets, or a plan of liquidation or dissolution of the Company, other than (i) a merger or consolidation in which the holders of the voting securities of the Company outstanding immediately prior to the merger or consolidation hold at least a majority of the Voting Power of the surviving corporation immediately after such merger or consolidation, (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) by which no person, other than any individual, entity or group which includes a member of the Incumbent Board, acquires more than 50% of the Voting Power of the Company, or (iii) a merger or consolidation in which the Company is the surviving corporation and such transaction was determined not to be a Change of Control, which transaction and determination was approved by a majority of the Board in actions taken prior to, and with respect to, such transaction.